Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No.333-223771) pertaining to the 2007 Stock Option and Grant Plan, as amended, the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director, and Consultant Equity Incentive Plan,

(2) Registration Statement (Form S-8 No. 333-231373) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan,

(3) Registration Statement (Form S-8 No. 333-240420) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan,

(4) Registration Statement (Form S-8 No. 333-256032) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan,

(5) Registration Statement (Form S-8 No. 333-264836) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan, and

(6) Registration Statement (Form S-8 No. 333-270295) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan;

of our report with respect to the consolidated financial statements of Quanterix Corporation dated February 29, 2024 (except for the effects of the restatement disclosed in Note 1, as to which the date is December 23 , 2024) and our report with respect to the effectiveness of internal control over financial reporting of Quanterix Corporation dated February 29, 2024 (except for the effect of the material weakness in controls related to the capitalization of labor and overhead costs in inventory described in the second and third paragraphs, as to which the date is December 23, 2024) included in this Form 10-K/A of Quanterix Corporation for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 23, 2024